Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces 2008 Third Quarter Results
BRENTWOOD, Tenn., (November 6, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the third quarter and nine months ended September 30, 2008.
Highlights for Third Quarter 2008
Key Highlights for the third quarter of 2008 compared to the third quarter of 2007 include the following:
•	Revenue increased 13.0% to $72.2 million in 2008, compared to $63.9 million in 2007.

•	Same center occupancy decreased to 77.7% in 2008, compared to 79.1% in 2007, and same center Medicare census as a percent of total census decreased to 13.0% in 2008, compared to 13.3% in 2007.

•	Medicare rates increased 8.9% compared to 2007 on a same center basis.

•	Operating income was $1.9 million in 2008 compared to $3.9 million in 2007.

•	Net income from continuing operations was $0.7 million in 2008, compared to $2.0 million in 2007, or $0.10 per diluted common share in 2008 compared to $0.32 in 2007.

•	Funds provided by operations were $2.3 million in 2008 compared to $4.2 million in 2007.
For the third quarter of 2008 compared to the second quarter of 2008:
•	Revenue increased 1.9% to $72.2 million in the third quarter of 2008 compared to $70.8 million in the second quarter of 2008.

•	Total occupancy increased to 75.3% in the third quarter of 2008, compared to 74.6% in the second quarter of 2008. Medicare census as a percent of total census decreased to 12.6% in the third quarter of 2008, compared to 13.9% in the second quarter of 2008.

•	Operating income increased to $1.9 million in the third quarter of 2008 compared to $1.7 million in the second quarter of 2008.

•	Net income from continuing operations was $0.7 million in both the third and second quarters of 2008.

•	Funds provided by operations were $2.3 million in the third quarter of 2008 compared to $2.7 million in the second quarter of 2008.

Other Highlights for the Third Quarter 2008
The Company completed the acquisition of the leasehold interests and operations of seven skilled nursing facilities in Texas (SMSA Acquisition) on August 10, 2007. Effective November 1, 2007, the Company entered into a lease for a skilled nursing facility in Texas. Financial and statistical data reported in this earnings release for these eight facilities (“New Texas Facilities”) include the results of their operations from the date of acquisition in the case of the SMSA Acquisition, and beginning November 1, 2007 for the new leased facility. Accordingly, the third quarter data referenced in comparisons below for the New Texas Facilities is comparing the full quarter of 2008 to a partial quarter in 2007.
Revenues increased to $72.2 million in 2008 from $63.9 million in 2007, an increase of $8.3 million, or 13.0%. Revenues related to the New Texas Facilities were $13.3 million in 2008 and $6.6 million in 2007. Same center patient revenues increased to $58.9 million in 2008 from $57.3 million in 2007, an increase of $1.6 million, or 2.8%. This increase is due primarily to Medicare rate increases, increased Medicaid rates in certain states and increased private pay and managed care rates and census, partially offset by the effects of lower Medicaid and Medicare census.
The following table summarizes key revenue and census statistics for the quarterly reporting periods and segregates effects of the New Texas Facilities.

	Three Months Ended
	September 30,
	2008	2007
Skilled nursing occupancy:
Same center	77.7%	79.1%
New Texas Facilities	67.8%	68.4%
Total continuing operations	75.3%	77.6%
Medicare census as percent of total:
Same center	13.0%	13.3%
New Texas Facilities	11.4%	12.0%
Total continuing operations	12.6%	13.1%
Medicare revenues as percent of total:
Same center	30.1%	29.7%
New Texas Facilities	31.6%	33.1%
Total continuing operations	30.4%	30.0%
Medicaid revenues as percent of total:
Same center	55.9%	57.9%
New Texas Facilities	47.9%	46.0%
Total continuing operations	54.5%	56.7%
Medicare average rate per day:
Same center	$382.96	$351.51
New Texas Facilities	$398.02	$375.13
Total continuing operations	$385.86	$354.12
Medicaid average rate per day:
Same center	$146.66	$142.04
New Texas Facilities	$113.91	$109.62
Total continuing operations	$140.19	$138.59
On a same center basis, the Company’s average rate per day for Medicare Part A patients increased 8.9% in 2008 compared to the same period in 2007 as a result of annual inflation adjustments and increased acuity levels of Medicare patients in our nursing centers, as indicated by RUG level scores, which were higher in 2008 than in 2007. Our average rate per day for

Medicaid patients increased 3.3% in 2008 compared to 2007 as a result of increasing patient acuity levels and other rate increases in certain states.
Operating expense increased to $58.3 million in 2008 from $49.3 million in 2007, an increase of $9.0 million, or 18.4%. Operating expense related to the New Texas Facilities was $12.2 million in 2008. Same center operating expense increased to $46.1 million in 2008 from $43.3 million in 2007, an increase of $2.8 million, or 6.5%. This increase is primarily attributable to cost increases related to wages and benefits and other cost increases as discussed below. On a same center basis, operating expense increased to 78.3% of revenue in 2008, compared to 75.6% of revenue in 2007.
The largest component of operating expenses is wages, which increased to $34.6 million in 2008 from $29.4 million in 2007, an increase of $5.2 million, or 17.8%. Wages related to the New Texas Facilities were approximately $7.4 million in 2008 and $3.4 million in 2007. Same center wages increased approximately $1.2 million, or 4.6%, primarily due to increases in wages as a result of competitive labor markets in most of the areas in which we operate, regular merit and inflationary raises for personnel (increase of approximately 4.6% for the period).
In addition to increased wages, workers’ compensation insurance expense was approximately $0.2 million higher in 2008. The Company has had increases in claim costs related to certain prior year claims during 2008 resulting in higher expense. Operating costs were also impacted by higher food and utility expenses. Food costs were approximately $0.2 million higher on a same center basis, an increase in expense per patient day of 17.9%. Utility costs were approximately $0.1 million higher, or approximately 8.6%.
The Company’s three Houston area nursing centers incurred additional costs in 2008 as a result of Hurricane Ike. The Company incurred approximately $0.2 million in incremental operating costs.
The remaining increases in same center operating expense are primarily due to the effects of increases in patient acuity levels as indicated by RUG level scores, which were higher in 2008, resulting in greater costs to care for these patients.
General and administrative expense increased to $4.6 million in 2008 and 2007. As a percentage of revenues, general and administrative expense decreased to 6.4% of revenue in 2008 compared to 7.2% of revenue in 2007. General and administrative expense related to the New Texas Facilities was $0.2 million in 2008 and $0.4 million in 2007, including $0.3 million for post acquisition integration costs in 2007. Same center general and administrative expense increased to $4.4 million in 2008 from $4.2 million in 2007, an increase of $0.2 million, or 5.7%. Compensation costs increased by approximately $0.2 million, including normal merit and inflationary increases and new positions added to improve operating and financial controls. Travel costs increased by approximately $0.1 million. These increases were offset by a decrease in incentive compensation expense of $0.3 million.
Professional liability resulted in an expense of $0.3 million in 2008, compared to a benefit of $6,000 in 2007, an increase in expense of $0.3 million. The benefit in 2007 resulted from a reduction in the accrual for prior year claims.
Funds provided by operations in 2008 decreased to $2.3 million from $4.2 million in 2007. The decrease was primarily due to lower operating income and increased cash payments for professional liability costs. Cash payments for professional liability costs were approximately $1.0 million higher in the third quarter of 2008 compared to the third quarter of 2007. Funds provided by operations is a non-GAAP measurement and a reconciliation of this measurement to net income is included in the financial tables accompanying this press release.
Revenue and Income Highlights for Nine Months
Revenue increased 23% to $214.5 million in 2008 from $173.9 million in 2007. Revenues related to New Texas facilities were $38.8 million in 2008 and $6.6 million in 2007.
Net income from continuing operations was $4.5 million for nine months ended September 30, 2008 compared to $7.7 million for the same period in 2007. The diluted income per common share from continuing operations was $0.71 and $1.21 for 2008 and 2007, respectively.
Facility Renovation Update
Nine facilities have been renovated since commencing the facility renovation program in the third quarter of 2005, including one completed in October 2008. Our tenth renovation is expected to be completed in November 2008. There is one additional renovation project in progress, with completion expected in 2009.
Third quarter occupancy for the eight facilities with renovations completed before the beginning of the quarter increased from 63.2% to 70.7%, and Medicare average daily census increased from a total of 81 to 88, each as compared to the last twelve months prior to the commencement of renovation.
Amendment to Debt Agreement
As of September 30, 2008, the Company was not in compliance with the Minimum Fixed Charge Coverage Covenant related to the Company’s bank term loan. On November 3, 2008 the Company received a covenant waiver from the bank effective for the period ending September 30, 2008 through the earlier of October 1, 2009 or the date the Company amends the Minimum Fixed Charge Coverage Covenant. The Company and the bank are currently in discussions to amend the provisions of the Minimum Fixed Charge Coverage Covenant, and the terms of the waiver require that this amendment be completed by December 31, 2008. It is anticipated that the amendment will be completed in the fourth quarter of 2008, and that the Company would be in compliance with the proposed covenant for at least the next twelve months.
CEO Remarks
William R. Council, III, noted, “I am pleased with the progress in the third quarter compared to the second quarter of this year. We continue to work to improve the Texas operations. Also the Renovation Program is continuing to provide positive results. Our average daily census (ADC) increased to 4,392 for the month in September 2008, compared to 4,295 for the month in June 2008, and in the New Texas Facilities increased to 948 from 899 in this same period. Our Medicare ADC increased to 568 for the month in September 2008 compared to 545 for the month in June 2008, and in the New Texas Facilities increased to 107 from 95 in this same period. The summer months can be slower seasonally, making these improvements noteworthy.
“We also believe that our efforts may have been offset by the impact of the economic downturn, which is resulting in fewer elective surgical procedures and downward pressure on Medicare census. We are seeing pressures on costs, including inflation in food and energy costs, and we are generally seeing lower Medicaid rate increases this year than we realized last year.

“The positive dynamics of the business include the increasing number of elderly and the continuing decline in the industry of available beds to serve this population segment. Looking ahead, we are working hard to improve performance at the acquired Texas facilities and to diligently control costs throughout the Company.”
Conference Call Information
A conference call has been scheduled for Friday, November 7, 2008 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss third quarter 2008 results.
The conference call information is as follows:

Date:	Friday, November 7, 2008
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com www.earnings.com www.irinfo.com/avc

Dial in numbers:	888-713-4216 (domestic) or 617-213-4868 (international)
Passcode:	14490362
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=P8J74FFHH
A replay of the conference call will be accessible two hours after its completion through November 14, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 91253493.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to integrate the acquired skilled nursing facilities into our business and achieve the anticipated cost savings, our ability to successfully construct and operate the Paris replacement facility, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, a failure to comply with covenants contained in those credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$9,967	$11,658
Receivables, net	23,585	26,444
Current portion of note receivable	4,685	629
Deferred income taxes	2,298	2,110
Other current assets	3,484	3,364

Total current assets	44,019	44,205

Property and equipment, net	35,269	31,658
Deferred income taxes	16,107	16,568
Note receivable, net	—	4,983
Acquired leasehold interest, net	10,245	9,492
Other assets, net	3,328	3,184

TOTAL ASSETS	$108,968	$110,090

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$4,122	$1,942
Trade accounts payable	5,732	6,636
Accrued expenses:
Payroll and employee benefits	11,052	11,360
Current portion of self-insurance reserves	4,637	4,597
Other current liabilities	5,006	3,993

Total current liabilities	30,549	28,528
Noncurrent Liabilities
Long-term debt, less current portion	28,805	32,513
Self-insurance reserves, less current portion	13,755	17,578
Other noncurrent liabilities	11,411	9,137

Total noncurrent liabilities	53,971	59,228

PREFERRED STOCK	8,316	9,590

SHAREHOLDERS’ EQUITY	16,132	12,744

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$108,968	$110,090

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
PATIENT REVENUES, NET	$72,206	$63,884	$214,517	$173,857

EXPENSES:
Operating	58,297	49,253	169,832	132,903
Lease	5,753	5,162	17,203	14,369
Professional liability	278	(6)	636	(2,961)
General and administrative	4,642	4,580	13,848	12,920
Depreciation and amortization	1,355	1,033	3,914	2,874

	70,325	60,022	205,433	160,105

OPERATING INCOME	1,881	3,862	9,084	13,752

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(126)	330	(293)	743
Interest income	91	264	371	771
Interest expense	(692)	(956)	(2,226)	(2,548)
Debt retirement costs	—	(116)	—	(116)

	(727)	(478)	(2,148)	(1,150)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,154	3,384	6,936	12,602
PROVISION FOR INCOME TAXES	(480)	(1,363)	(2,452)	(4,940)

NET INCOME FROM CONTINUING OPERATIONS	674	2,021	4,484	7,662
DISCONTINUED OPERATIONS:
Operating loss, net of tax provision (benefit) of $(4), $(10), $(23), and $(10), respectively	(4)	(100)	(35)	(101)
Loss on sale, net of tax provision of $0, $17, $0, and $(6), respectively	—	28	—	(7)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(4)	(72)	(35)	(108)

NET INCOME	670	1,949	4,449	7,554
PREFERRED STOCK DIVIDENDS	86	86	258	258

NET INCOME FOR COMMON STOCK	$584	$1,863	$4,191	$7,296

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.10	$0.33	$0.74	$1.26
Loss from discontinued operations	—	(0.01)	—	(0.02)

	$0.10	$0.32	$0.74	$1.24

Per common share — diluted
Income from continuing operations	$0.10	$0.32	$0.71	$1.21
Loss from discontinued operations	—	(0.02)	—	(0.02)

	$0.10	$0.30	$0.71	$1.19

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,671	5,877	5,700	5,874

Diluted	5,859	6,136	5,919	6,131

ADVOCAT INC.
SAME CENTER STATEMENTS OF INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES
(Unaudited)
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
PATIENT REVENUES, NET	$58,919	$57,289	$175,744	$167,262

EXPENSES:
Operating	46,139	43,313	134,767	126,964
Lease	4,731	4,634	14,168	13,841
Professional liability	139	(90)	556	(3,045)
General and administrative	4,412	4,174	13,177	12,513
Depreciation and amortization	1,065	944	3,093	2,785

	56,486	52,975	165,761	153,058

OPERATING INCOME	2,433	4,314	9,983	14,204

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(126)	330	(293)	743
Interest income	91	264	371	771
Interest expense	(560)	(819)	(1,784)	(2,411)
Debt retirement costs	—	(116)	—	(116)

	(595)	(341)	(1,706)	(1,013)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$1,838	$3,973	$8,277	$13,191

Note:	The table above presents the unaudited statements of income from continuing operations before taxes for the three and nine month periods ended September 30, 2008 and 2007 on a same center basis, excluding the effects of the New Texas Facilities and discontinued operations.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
NET INCOME	$670	$1,949	$4,449	$7,554
Loss from discontinued operations	(4)	(72)	(35)	(108)

Net income from continuing operations	674	2,021	4,484	7,662

Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,355	1,033	3,914	2,874
Provision for doubtful accounts	661	397	1,684	809
Deferred income tax provision	320	1,022	273	3,713
Provision (benefit) for self-insured professional liability, net of cash payments	(1,605)	(890)	(3,636)	(6,010)
Stock-based compensation	234	195	645	454
Amortization of deferred balances	105	85	335	221
Provision for leases in excess of cash payments	454	586	1,371	1,753
Other	99	(244)	197	(726)

FUNDS PROVIDED BY OPERATIONS	$2,297	$4,205	$9,267	$10,750

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by operations	$2,297	$4,205	9,267	$10,750
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(283)	(6,631)	1,140	(7,520)
Prepaid expenses and other assets	558	252	(133)	872
Trade accounts payable and accrued expenses	1,854	4,304	(1,365)	2,965

Net cash provided by operating activities of continuing operations	$4,426	$2,130	$8,909	$7,067

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
SEPTEMBER 30, 2008
(Unaudited)

			For the Three Months Ended September 30, 2008
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2008	Board	Board
	As of		Weighted	Occupancy			Q3	Revenue	Revenue
	September 30, 2008		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2008	2008
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)
Alabama	711	697	576	81.0%	82.6%	12.2%	$10.4	$388.32	$157.12
Arkansas	1,311	1,165	891	68.0%	76.5%	13.8%	14.3	360.53	138.91
Florida	502	462	401	79.8%	86.7%	9.2%	7.2	418.18	153.89
Kentucky (Note 4)	775	742	681	87.9%	91.8%	13.9%	13.3	399.07	169.82
Tennessee	617	586	502	81.4%	85.7%	15.7%	8.5	376.52	135.56
Texas	1,857	1,646	1,299	70.0%	78.9%	11.2%	18.2	394.39	112.75

Total	5,773	5,298	4,350	75.3%	82.1%	12.6%	$71.9	$385.86	$140.19

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	Total revenue for regions excludes approximately $0.3 million of ancillary services and other revenue for the three month period ended September 30, 2008.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
SEPTEMBER 30, 2008
(Unaudited)

			Medicare Average Daily
	Occupancy(1)		Census
	Q3	LTM(2)	Q3	LTM(2)
Renovation – Completion Date	2008	Prior	2008	Prior
1st renovation – January 2006	87.4%	64.9%	15.2	8.1
2nd renovation – July 2006	80.3%	71.2%	12.5	12.3
3rd renovation – August 2006	63.4%	45.1%	8.4	5.3
4th renovation – October 2006	81.9%	71.9%	12.3	8.6
5th renovation – February 2007	64.0%	56.2%	8.4	8.0
6th renovation – April 2007	48.8%	47.5%	10.3	12.7
7th renovation – July 2007	78.1%	85.0%	12.2	17.4
8th renovation – January 2008	60.4%	50.9%	8.9	8.9

Total	70.7%	63.2%	88.2	81.3

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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